Exhibit 99(h)(17)

GUIDESTONE FUNDS

FUND ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

THE NORTHERN TRUST COMPANY

March 31, 2017

(i)

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

AGREEMENT made as of March 31, 2017 by and between GuideStone Funds (the “Trust”), a Delaware statutory trust, on behalf of itself and each of its separate series listed on Annex A (each a “Fund” and collectively, the “Funds”) and The Northern Trust Company (“Northern”), an Illinois corporation.

WITNESSETH:

WHEREAS, the Trust is a Delaware statutory trust and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust, on behalf of the Funds, wishes to retain Northern to provide fund accounting and administration services with respect to the Trust, and Northern is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.    APPOINTMENT. The Trust, on behalf of each of its Funds, hereby appoints Northern as Administrator and Fund Accountant to the Funds, to provide administration and accounting services to each of the Funds, as described hereinafter, for the period and on the terms set forth in this Agreement. Northern accepts such appointment and agrees to perform the services and duties herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

2.     REPRESENTATIONS AND WARRANTIES.

(a)	Northern represents and warrants to the Trust that:

(i)	Northern is a corporation, duly organized and existing under the laws of the State of Illinois;

(ii)	Northern is duly qualified to carry on its business in the State of Illinois;

(iii)	Northern is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

(iv)	all requisite corporate proceedings have been taken to authorize Northern to enter into and perform this Agreement;

(v)	Northern has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	no legal or administrative proceedings have been instituted or threatened which would impair Northern’s ability to perform its duties and obligations under this Agreement; and

(vii)	Northern’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Northern or any law or regulation applicable to Northern.

(b)	The Trust represents and warrants to Northern that:

(i)	the Trust is a statutory trust, duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	the Trust is an investment company properly registered under the 1940 Act;

(iii)	the Trust has the power under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iv)	all requisite actions have been taken by the Trust to authorize the Trust to enter into and perform this Agreement;

(v)	no legal or administrative proceedings have been instituted or threatened which would impact the Trust’s ability to perform its duties and obligations under this Agreement; and

(vi)	the Trust’s execution of this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

3.    DELIVERY OF DOCUMENTS. The Trust will promptly furnish to Northern such copies, properly certified or authenticated, of contracts, documents and other related information that Northern may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

(a)	actions of or on behalf of the Trust authorizing the appointment of Northern to provide certain services to the Trust and approving this Agreement;

(b)	the Trust’s governing documents, (i.e., Amended and Restated Trust Instrument, dated May 1, 2014, and Amended and Restated By-Laws, dated September 13, 2005);

(c)	the Trust’s currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act and the Trust’s Prospectus and Statement of Additional Information relating to the Trust and all amendments and supplements thereto as in effect from time to time;

(d)	opinions of counsel, if any, and auditors’ reports; and

(e)	such other agreements, certificates and documents as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.    SERVICES PROVIDED.

(a)	Northern will provide the following services subject to the control, direction and supervision of the Trust or its designee and in compliance with the procedures which may be established from time to time between the Trust and Northern; and all reasonable resolutions and policies implemented by the Trust:

(i)	Fund Administration, and

(ii)	Fund Accounting.

A general description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)	Northern will also:

(i)	provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of Northern or a corporate affiliate of Northern);

(ii)	provide or otherwise obtain personnel sufficient for provision of the services contemplated herein;

(iii)	furnish equipment and other materials, which are necessary for provision of the services contemplated herein;

(iv)	keep records relating to the services contemplated herein in such form and manner as Northern may deem appropriate or advisable; and

(v)	cooperate reasonably with requests of the Trust’s Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act, with respect to services provided by Northern under this Agreement.

5.    FEES AND EXPENSES.

(a)	As compensation for the services rendered to the Trust pursuant to this Agreement, the Trust shall cause to be paid to Northern monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any monthly, the fee for the part of the monthly before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b)	For the purpose of determining fees calculated as a function of the Trust’s assets, the value of the Trust’s assets and net assets shall be computed as required by its Prospectus, generally accepted accounting principles, and resolutions of the Trust’s Board of Trustees.

(c)	The Trust may request additional services, additional processing, or special reports which are not contemplated in this Agreement, and will provide such specifications and requirements documentation as may be reasonably required by Northern. If Northern elects to provide such services or arranges for such services to be provided, it shall be entitled to additional fees and expenses as its customary rates and charges as agreed upon by the parties.

(d)	Northern will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties. Each Fund agrees to promptly reimburse Northern for any services, equipment or supplies ordered by or for the Fund through Northern and for any other expenses that Northern may incur on the Fund’s behalf at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, will be in connection with the provision of the services listed in Schedule B and Schedule C attached hereto, and include, but are not limited to: taxes, interest, brokerage fees and commissions; salaries and fees of officers; processing services and related fees; postage and mailing costs; costs of share certificates; advisory and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of partnership existence; expenses of typesetting and printing of offering documents for regulatory purposes and for distribution to current and prospective shareholders of the Trust; expenses of printing and production costs of shareholders’ reports; costs and expenses of Trust stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with shareholder meetings; trade association dues and expenses; reprocessing costs to Northern caused by third party errors; and any extraordinary expenses and other customary Trust expenses. In addition, Northern may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services in connection with determining the net asset values of the Trust or of any of the Funds. The Trust will reimburse Northern for the Trust’s share of the cost of such services based upon the actual usage by the Trust of the services for the benefit of the Trust.

(e)	All fees, out-of-pocket expenses, or additional charges of Northern shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f)

In the event that the Trust is more than sixty (60) days’ delinquent in its payments of quarterly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Trust), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by Northern. The Trust must notify Northern in writing of any contested amounts within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.    DUTIES, RESPONSIBILITIES AND LIMITATION OF LIABILITY.

(a)	Northern shall be responsible for the performance of only such duties as are set forth in this Agreement. In the performance of its duties hereunder, Northern shall be obligated, as applicable, to exercise the due care and diligence of a professional fund administrator, and fund accountant in providing the services called for in this Agreement, including the services referenced in Section 4 of this Agreement, and in all events shall act in good faith in performing the services provided for under this Agreement.

(b)	Northern shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust or any Fund in connection with the matters to which this Agreement relates, except for a loss or expense directly caused by or resulting from willful misfeasance, bad faith or negligence on Northern’s part in the performance of or from reckless disregard by Northern of the obligations and duties specifically set forth in this Agreement.

(c)	Subject to Sections 6(a) and 6(b) above, Northern shall not be responsible for, and the Trust and the Funds shall indemnify and hold Northern harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities incurred by Northern, any of its agents, or the Trust’s or any Fund’s agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of Northern or its officers or agents required to be taken pursuant to this Agreement;

(ii)	the reliance on or use by Northern or its officers or agents of information, records, or documents which are received by Northern or its officers or agents and furnished to them by or on behalf of the Trust or a Fund, and which have been prepared or maintained by the Trust or a Fund or any third party on behalf of the Trust or a Fund;

(iii)	the Trust’s or any Fund’s refusal or failure to comply with the terms of this Agreement or the Trust’s or any Fund’s lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

(iv)	the material breach of any representation or warranty of the Trust hereunder;

(v)	the taping or other form of recording of telephone conversations or other forms of electronic communications with shareholders, or reasonable reliance by Northern on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(vi)	the reliance on or the carrying out by Northern or its officers or agents of any instructions reasonably believed to be given by a duly authorized person;

(vii)	any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by data, corporate action or pricing services or securities brokers and dealers;

(viii)	the offer or sale of securities by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state;

(ix)	any failure of the Trust’s offering documents to comply with applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading; provided, however, that the Trust or any Fund will not indemnify Northern for any such losses, damages, costs, attorneys’ fees and expenses, payments, expenses and liabilities arising out of any untrue statement or omission made in reliance upon and in conformity with information provided by Northern and furnished to the Trust, any Fund or its counsel by Northern in writing for inclusion in such offering documents;

(x)	the failure of the Trust or a Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations; and

(xi)	all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith or negligence of third parties to whom Northern, the Trust or a Fund has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Trust; provided that each of such third parties was chosen by the Trust.

As used in this Section 6(c), the term “Northern” shall include Northern’s directors, officers, and employees.

(d)	In performing its services hereunder, Northern shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust, a Fund and its custodian, officers, agents and other service providers which Northern reasonably believes to be genuine, valid and authorized, and shall be indemnified by the Trust and the Funds for any loss or expense caused by such reasonable reliance.

(e)	Northern shall indemnify and hold the Trust and each Fund harmless from and against any and all losses, damages, costs, reasonable attorneys’ fees and expenses, expenses and liabilities incurred by it or any of its agents that may be asserted against the Trust or any Fund by any person arising:

(i)	From Northern’s material breach of any representation or warranty hereunder; and

(ii)	From Northern’s willful misfeasance, bad faith or negligence in the performance of its duties specifically set forth in this Agreement, including all actions, inactions, omissions, or errors caused by or resulting from the willful misfeasance, bad faith, or negligence of third parties to whom Northern has assigned any rights and/or delegated any duties under this Agreement, provided that each of such third parties was chosen by Northern, expect to the extent that a loss or expense is directly caused by or resulting from willful misfeasance, bad faith, or negligence on the Trust’s part in the performance of or from reckless disregard by the Trust of the obligations and duties specifically set forth in this Agreement.

As used in this Section 6(e), the term “Trust” shall include the Trust’s trustees, officers and employees.

(f)	The indemnifications contained hereunder shall survive the termination of this Agreement and shall be a continuing obligation of each party’s successors and assigns.

(g)	No party shall be liable to, or have a duty to indemnify for, another party for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement; provided that notwithstanding the foregoing, the Trust’s and the Funds’ indemnification obligations shall not be limited to the extent such special, indirect, incidental, consequential or punitive damages of any kind are included in any third party claim in connection with which the indemnified party is otherwise entitled to indemnification hereunder.

(h)	Limitation of Liability of Trustees and Shareholders. Northern agrees that any Fund’s obligations and liabilities hereunder shall be limited to that Fund and to its assets, and that Northern shall not seek satisfaction of any such obligation or liability from the shareholders of the Trust or any Fund nor from any trustee, officer, employee or agent of the Trust. Further, neither the Trust or any Fund nor any trustee, officer, employee or agent of the Trust shall be liable for any loss which results from any special, indirect, incidental, consequential or punitive damages, even if advised of the possibility thereof.

7.    BOOKS AND RECORDS.

(a)

The books and records pertaining to the Trust and the Funds which are in the possession or under the control of Northern, including records relating to the services contemplated herein, shall be the property of the Trust. The Trust and any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees (“Authorized Person”) shall have access to such books and records at all times during Northern’s normal business hours, subject to Northern’s obligations of confidentiality with respect to all of its clients. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Northern to the Trust or to an Authorized Person, at the Trust’s expense.

(b)	Northern shall keep the following records:

(i)	all books and records with respect to each Fund’s books of account;

(ii)	records of each Fund’s securities transactions; and

(iii)	all other books and records as Northern is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

8.    CONFIDENTIALITY. Except as otherwise required by law or in connection with any required disclosure to a banking or other regulator, Northern agrees to treat confidential all records and other information relative to the Trust disclosed by the Trust to Northern during the term of this Agreement, and to not use such records and information for any purpose other than performance of Northern’s responsibilities and duties hereunder. Northern may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are automatically effective without further action by Northern where Northern may be exposed to civil or criminal fines, contempt proceedings or other liability for failure to comply, when requested to divulge such information by duly constituted governmental authorities with respect to Internal Revenue Service levies, subpoenas or similar actions, or with respect to requests by the Trust. The provisions of this Section 7 shall survive termination of this Agreement and shall be a continuing obligation of Northern and its successors and assigns.

9.    NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:

GuideStone Funds

2401 Cedar Springs Road

Dallas, Texas 75201-1498

Attention:

Fax:

If to Northern:

The Northern Trust Company

50 LaSalle Street

Chicago, Illinois 60603

Attention:

Fax:

10.    WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to the term of any term of this Agreement. Any waiver must be in writing signed by the waiving party.

11.    FORCE MAJEURE. Northern shall not be responsible or liable for any harm, loss or damage suffered by the Funds, the Trust, its shareholders, or other third parties or for any failure or delay in performance of Northern’s obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond Northern’s control. In the event of a force majeure, any resulting harm, loss, damage, failure or delay by Northern will not give the Fund the right to terminate this Agreement. “Force Majeure” means any event beyond Northern’s reasonable control (including errors or interruptions caused by the Trust, a Fund or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation). Notwithstanding the foregoing, Northern shall maintain a commercially reasonable business continuity plan designed to mitigate the impact of any Force Majeure event upon its business and agrees to implement such plan upon the occurrence of a Force Majeure event.

12.    AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

13.    TERM. This Agreement shall become effective on the date indicated above. Except as set forth in Section 5(f), this Agreement shall continue in effect unless terminated by either party upon prior written notice, which in case Northern is the terminating party, shall be on ninety (90) days’ prior written notice or, in case the Trust is the terminating party, shall be on sixty (60) days’ prior written notice. Upon termination of this Agreement, the Trust shall pay Northern such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. Further, upon termination of this Agreement, Northern shall, at the expense of the Funds, deliver or procure to be delivered to the Trust, or as it shall direct, all records relating to the services contemplated herein in the possession of or under the control of Northern; provided that Northern shall not be required to make any such delivery or payment until full payment shall have been made to Northern as set forth in the preceding sentence.

14.    SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

15.    ASSIGNABILITY. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party, except that with notice Northern may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with Northern.

16.    HEADINGS. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

17.    GOVERNING LAW. This Agreement shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

18.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

19.    ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understanding between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly thereunto authorized representatives as of the date written above.

GUIDESTONE FUNDS

By:
Name:
Title:

(CORPORATE SEAL)

The undersigned,                                         , does hereby certify that he/she is the duly elected, qualified and acting Secretary of                                          (the “Trust”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Fund Administration and Accounting Services Agreement on behalf of the Trust and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Secretary

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

SCHEDULE A

FEES AND EXPENSES

Fund Administration, and Accounting

A.	For the services rendered under this Agreement, the Trust shall cause to be paid to Northern out of the assets of the Trust the fees as agreed between the Trust and Northern from time to time. The initial fees are set forth in the attached Exhibit to this Schedule.

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable monthly by or on behalf of the Trust.

A-1

ANNEX 1

TO SCHEDULE A

Fee Schedule

A-2

SCHEDULE B

REGULATORY AND FUND ADMINISTRATION SERVICES

Northern, as Administrator, shall provide the following services in respect of each Fund, in each case, subject to the control, supervision and direction of GuideStone Capital Management, LLC (the “Adviser”), the Funds and the Board of Trustees of the Funds and the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and Northern:

Description of Administration Services on a Continuous Basis:

•	Maintain accurate and complete Board and regulatory filing calendars;

•	Prepare for filing with the Securities and Exchange Commission (“SEC”) the following documents, as applicable: Form N-SAR, Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT, Form N-PX, Form N-MFP, and Form N-LIQUID and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and SAI(s) for the Funds and any supplements thereto;

•	Prepare quarterly broker security transaction summaries;

•	Supply various normal and customary Fund and Trust statistical data as requested on an ongoing basis;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;

•	Support fund counsel with the preparation of notices of Annual or Special Meeting of Shareholders and filing with the SEC of proxy or information statements;

•	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;

•	Advise and consult with the Adviser on matters pertaining to new fund launches or new share classes, and assist with the deregistration of a fund/class when applicable;

•	Prepare and review with fund counsel and the Adviser the agenda, resolutions and notices and coordinate the assembly and distribution of board materials for all requested Board of Trustees and Committee meetings, attend meetings as appropriate or requested, prepare minutes for Board and Committee meetings;

•	Report to the board quarterly regarding the Administrator’s activities on behalf of the Trust;

•	Maintain copies of the Trust’s Declaration of Trust and By-Laws;

•	Maintain certain books and records of the Funds as required under Rule 31a-1 of the 1940 Act and comply with SEC requirements in advance of and during examinations;

•	Assist the Funds in the production of documentation for routine regulatory examinations of the Funds relative to Board and Committee meetings and filings described herein and work closely with the Funds’ legal counsel in response to any non-routine regulatory matters;

•	As requested, coordinate with insurance providers, including solicitation of bids for trustees & officers/errors & omissions insurance and fidelity bond coverage, monitor assets to ensure adequate fidelity bond coverage is maintained and file the fidelity bond policy with the SEC pursuant to Rule 17g-1 and 17d-1((d)7);

•	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Funds and update the Board, and the Adviser on such developments;

•	Act as liaison between the provider of Blue Sky services and the Adviser in matters relating to the Funds’ compliance with State Blue Sky filing requirements;

•	Monitor each Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise the Funds and the Adviser of any potential or actual violations;

•	Conduct daily post-trade compliance testing of the Funds’ requirements under limitations including 1940 Act limitations, limitations contained in the Registration Statements, limitations contained in mandates, or other limitations as requested by the Trust as mutually agreed upon, including reporting to the designated Officer(s) of the Trust as mutually agreed upon;

•	Prepare the Funds’ federal and applicable state tax returns and extension requests for review and signature by the Funds’ independent accountants; Northern will then furnish the signed returns to the Funds’ Treasurer for execution and filing with the appropriate authorities;

•	Prepare Form 1099-MISC (for Trustees and vendors);

•	Provide data to assist in the preparation of year-end shareholder reporting (1099s for shareholders) to each shareholder of the Funds;

•	Compute tax basis provisions for both excise and income tax purposes;

•	Prepare annual minimum distribution calculations (income and capital gain) for review and sign off by the Adviser prior to their declaration; provide no less than two month-end estimates of distribution amounts (e.g., as of August 31 and September 30) per Fund in advance of the final calculations, using equalization in such calculations if directed by the Adviser and the Funds;

•	Coordinate the audit of the Funds’ financial statements by the Funds’ independent accountants and provide office facilities for audits as necessary;

•	Prepare and file, with the assistance of the Adviser, the annual and semi-annual shareholder reports and quarterly Schedules of Investments to be filed with the SEC;

•	Prepare for review by the designated Officer(s) of the Funds annual fund expense budgets, perform accrual analyses and rollforward calculations on a periodic basis and recommend changes to fund expense accruals on a periodic basis;

•	Calculate, for purposes of the payment of routine or fixed expenses, the allocation among applicable Funds and process the payment of these routine or fixed expenses pursuant to a standing instruction.

•	Calculate, for purposes of the payment of variable or extraordinary expenses (e.g., invoices from fund counsel), the allocation among applicable Funds; Furnish sufficient detail to an authorized person of the Adviser for review and approval of the variable or extraordinary expenses; Process the invoice payment upon receipt of the approval from the authorized person;

•	Calculate and provide income factors and expense ratios;

•	Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Adviser;

•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by the Administrator;

•	Provide Northern’s Compliance Program for Registered Fund Clients annually;

•	Provide the results of testing of the key controls of Northern’s Compliance Program for Registered Fund Clients quarterly;

•	Communicate and coordinate with other Trust service providers as necessary and as directed by the Trust to perform such duties as the Trust’s administration and accounting services agent;

•	Provide compliance policies and procedures related to services provided by the Administrator and, if mutually agreed, certain of the Administrator’s affiliates, summary procedures thereof and periodic certification letters; and

•	Perform such additional regulatory services for the Trust on such terms and for such fees as the parties hereto may agree.

All regulatory services are subject to the review and approval of Trust counsel.

Uncertain Tax Positions Services:

The Administrator shall provide the following services to the Trust with respect to the Trust’s Tax Positions (as defined below):

•	Documentation of all material tax positions taken by the Trust with respect to specified fiscal years and identified to the Administrator (“Tax Positions”)

•	Review of the Trust’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Trust;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonable be determined by, the Administrator; and

•	Delivery of a written report to the Trust detailing such items.

SCHEDULE C

FUND ACCOUNTING SERVICES

Northern shall provide the following services in respect of each Fund, in each case, subject to the control, supervision and direction of GuideStone Capital Management, LLC (the “Adviser”) and the Board of Trustees of the Funds and the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and Northern:

Description of Accounting Services on a Continuous Basis:

•	Establish the accounting policies of the Trust and, in connection therewith, consult with the Trust’s officers, independent auditors, legal counsel, custodian, fund accountant, distributor and transfer agent;

•	Such accounting policies shall be in accordance with the Funds’ Prospectus, the Funds’ Valuation Procedures, and generally accepted accounting principles;

•	Maintain the books and records for each Fund’s assets, including records of all securities transactions;

•	Calculate each Fund’s Net Asset Value per share per class, utilizing security prices obtained from authorized pricing services as specified in the Funds’ Valuation Procedures and deliver NAV to appropriate parties as agreed upon;

•	Price each Fund’s portfolio holdings, assets and liabilities in accordance with the Funds’ Valuation Procedures;

•	Provide support to the Valuation Committee on a quarterly basis relating to halted/suspended trading on securities rights issues, unchanged prices, advisor-supplied prices, tax reclaims, dividends, and interest;

•	Reconcile positions, entitlements, and cash with custody records and provide the Adviser with cash balances available for investment purposes;

•	Compute, as appropriate, and in consultation with the Funds’ auditors and tax advisors, the net income and capital gains and losses, distributions, dividend payables, dividend factors, or yields;

•	Compute unrealized appreciation and depreciation on securities held by the Funds;

•	Calculate premium amortization and discount accretion on fixed income securities purchased at a price other than face value, if requested by the Adviser; the Funds will be responsible for providing security specific information to the extent amortization or accretion to amounts other than face value are required;

•	Post Fund transactions to appropriate general ledger categories as to support financial statement presentation;

•	Accrue expenses as established in the expense budget of the Funds and in accordance with the Multiple Class Expense Allocation Plan adopted pursuant to Rule 18f-3, if applicable;

•	Compute outstanding receivable and payable balances for unsettled security trades and unsettled shareholder transactions;

•	Compute income and expense accruals; the Funds will be responsible for directing Northern Trust with respect to any uncollectible income amounts which should be written off and for approval of expense accrual rates;

•	Coordinate with the Funds’ independent auditors and provide accounting reports in connection with the Funds’ regular annual audit and other routine audits and examinations by regulatory agencies; Maintain historical tax lots for each security; and

•	Provide the Trust, the Adviser, and other authorized parties with reports from the Funds’ books and records on a periodic basis as required, or otherwise upon reasonable request.